                                                                   EXHIBIT 12.1

     ARDEN REALTY LIMITED PARTNERSHIP COMPUTATION OF RATIOS OF EARNINGS TO
                                  FIXED CHARGES

                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)


                                                             ARDEN REALTY LIMITED PARTNERSHIP
                                       -----------------------------------------------------------------------------------
                                                                                                               For the
                                        For the                                                                Period
                                          Six                                                              October 9, 1996
                                        Months                                                                   to
                                         Ended                  For the Years Ended December 31,            December 31,
                                       June 30,       --------------------------------------------------   ---------------
                                          2001          2000          1999          1998           1997         1996
                                       ---------      --------      --------      --------      --------   ---------------
Earnings Available to Cover
  Fixed Charges:
Income before extraordinary items       $ 56,469      $105,209      $102,393      $ 95,794      $ 44,286      $  8,426

Add: Interest Expense                     42,239        78,406        60,239        43,403        19,511         1,280
                                        --------      --------      --------      --------      --------      --------

Total Earnings Available to
  Cover Fixed Charges                   $ 98,708      $183,615      $162,632      $139,197      $ 63,797      $  9,706
                                        ========      ========      ========      ========      ========      ========

Fixed Charges:
     Interest Expense                   $ 42,239      $ 78,406      $ 60,239      $ 43,403      $ 19,511      $  1,280
     Interest Capitalized                  4,956        12,646         9,587         8,920         1,178            57
     Preferred Distributions               2,156         4,312         1,354            --            --            --
                                        --------      --------      --------      --------      --------      --------

Total Fixed Charges                     $ 49,351      $ 95,364      $ 71,180      $ 52,323      $ 20,689      $  1,337
                                        ========      ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges          2.0x         1.93x         2.28x         2.66x         3.08x         7.26x
                                        ========      ========      ========      ========      ========      ========
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